Exhibit 107.1 Calculation of Filing Fee Tables Form S-3 (Form Type) Bird Global, Inc. (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered and Carry Forward Securities Security Type Security Class Title Fee Calculatio n or Carry Forward Rule Amount Registere d (1) Proposed Maximu m Offering Price Per Unit Maximum Aggregate Offering Price Fee Rate Amount of Registration Fee Carry Forwar d Form Type Carry Forwar d File Numbe r Carry Forwar d Initial effectiv e date Filing Fee Previousl y Paid In Connectio n with Unsold Securities to be Carried Forward Newly Registered Securities Fees to Be Paid Equity Class A common stock, $0.000 1 par value Equity Preferred stock, $0.0001 par value Debt Debt securities Other Warrants Unallocate d (Universal) Shelf Rule 457(o) (2) (2) $25,000,00 0(3) $110.20 per $1,000,00 0 $2,755 Fees Previously Paid Carry Forward Securities Carry Forward Securities Total Offering Amounts $25,000,000 Total Fees Previously Paid — Total Fee Offsets — Net Fee Due $2,755 (1) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of Class A common stock to be offered or issued from stock splits, stock dividends or similar transactions.

(2) Pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3, this information is not specified as to each class of securities to be registered. There is being registered hereby such indeterminate number of the securities of each identified class as may from time to time be issued at indeterminate prices. Securities registered hereunder may be sold separately, or in combination with other securities registered hereunder. (3) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.